 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

____________________

Date of report (Date of earliest event reported): August 21, 2019

Amyris, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

(510) 450-0761
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	AMRS	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, on November 8, 2018 and February 19, 2019, the Leadership Development and Compensation Committee (the “Committee”) of the Board of Directors of Amyris, Inc. (the “Company”) approved a 2019 cash bonus plan and modifications thereto, respectively (as previously modified, the “Bonus Plan”), that included the cash bonus plan for the Company’s executive officers, including the Company’s chief executive officer, chief financial officer and other current named executive officers. The terms of the Bonus Plan and related matters were reported in Current Reports on Form 8-K filed by the Company with the Securities and Exchange Commission on November 15, 2018  and February 22, 2019 , and all of such disclosure is incorporated herein by reference.

On August 21, 2019, the Committee approved certain further modifications to the Bonus Plan (as so modified, the “Amended Bonus Plan”). The Amended Bonus Plan provides the following structure for executives:

•	General Structure. The Amended Bonus Plan provides for funding and payout of cash bonus awards based on quarterly and annual performance during 2019. The funding of the Amended Bonus Plan for each bonus period is based on the Company’s performance under certain metrics set by the Committee for each quarter and for the year. Payouts under the Amended Bonus Plan would occur following a review of the Company’s results and performance for each quarter and for the year and the executive officers’ individual performance results at the end of the year.

•	Funding Levels and Performance Metrics. The total funding possible under the Amended Bonus Plan is based on a cash value (the “Target Bonus Fund”) determined by the executive officers’ target bonus levels. Target bonus levels for the Company’s executive officers vary by officer, but are generally set between 50% and 100% of annual base salary. The aggregate amount of these target bonuses are the basis for the total potential funding of the Amended Bonus Plan. The quarterly and annual funding of the Amended Bonus Plan is based on achievement of the following Company performance metrics for the applicable quarter and full year 2019, respectively: GAAP revenue (weighted 100% for each quarterly period and 50% for the annual period), operating expenses (weighted 30% for the annual period) and direct gross profit (weighted 20% for the annual period). For each quarterly period and for the annual period of the Amended Bonus Plan, “threshold,” “target” and “superior” performance levels are set for each applicable performance metric based on the Company’s operating plan, which performance levels are intended to capture the relative difficulty of achievement of that metric.

•	Funding Calculation. For each of the four quarterly periods of the Amended Bonus Plan, the Amended Bonus Plan allocates 12.5% of the total Target Bonus Fund. For the annual period of the Amended Bonus Plan, the Amended Bonus Plan allocates 50% of the total Target Bonus Fund. Funding for a given Amended Bonus Plan period is based on the weighted average achievement level of the applicable performance metrics described above that achieve at least the “threshold” performance level for such period. If the Company does not achieve at least a 50% weighted average achievement level of the applicable performance metrics described above for a given Amended Bonus Plan period (the “funding threshold level”), no funding would occur under the Amended Bonus Plan for such period. If the Company achieves the funding threshold level, 50% funding would occur. For a weighted average achievement between the funding threshold level and “target” level, a pro rata increase in funding would occur up to 100% of the Target Bonus Fund for the applicable Amended Bonus Plan period. For weighted average achievement above the target level, an increase in funding of 1.67% for every 1% above target performance would occur up to 150% of the Target Bonus Fund for such period.

•	Payouts. Any payouts for the quarterly periods of the Amended Bonus Plan would be the same as the funded level based on Company performance (provided the recipient meets eligibility requirements), subject to the final discretion of the Committee. Payouts for the annual period of the Amended Bonus Plan would be made from the aggregate funded amount in the discretion of the Committee based on Company and individual performance, and could range from 0% to 200% of an individual’s funded amount for the annual Amended Bonus Plan period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: August 27, 2019	By:	/s/ Nicole Kelsey
Nicole Kelsey
General Counsel and Secretary